AMENDED AND RESTATED

MANAGEMENT CONTRACT

WITH

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC, FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY LLC AND FIDELITY SERVICE COMPANY, INC.

This CONTRACT AMENDED and RESTATED as of this 1st day of March, 2024 (this “Contract”), by and among Fidelity Management & Research Company LLC, a Delaware limited liability company (“FMR” or the “Adviser”), with respect to the services described in Section I, Fidelity Investments Institutional Operations Company LLC, a Massachusetts limited liability company (“FIIOC” or the “Transfer Agent”), with respect to the services described in Section II, Fidelity Service Company, Inc., a Massachusetts corporation (“FSC”), with respect to the services described in Section III, and Variable Insurance Products Fund V, a Massachusetts business trust (the “Trust”), which may issue one or more series of shares of beneficial interest, on behalf of Investment Grade Bond II Portfolio (the “Fund”).

WHEREAS, the Trust previously entered into a Transfer Agent Agreement with FIIOC for the provision of transfer agency services (the “TA Agreement”);

WHEREAS, the Trust previously entered into a Service Agent Agreement with FSC for the provision of pricing and bookkeeping services (the “P&B Agreement”); and

WHEREAS, FMR and the Trust previously entered into a Management Contract, and wish to amend and restate the Management Contract in its entirety to incorporate the services and associated fees previously provided for in the TA Agreement and P&B Agreement, and to otherwise modify the compensation provision.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound hereby, mutually covenant and agree as follows:

I. INVESTMENT ADVISORY AND MANAGEMENT SERVICES

1.

(a)

Investment Advisory Services. The Adviser undertakes to act as investment adviser of the Fund and shall, subject to the supervision of the Trust’s Board of Trustees, direct the investments of the Fund in accordance with the investment objective, policies and limitations as provided in the Fund’s prospectuses and statements of additional information, as applicable (each a “Prospectus”) or other governing instruments, as amended from time to time, the Investment Company Act of 1940 and rules thereunder, as amended from time to time (the “1940 Act”), and such other limitations as the Fund may impose by notice in writing to the Adviser. The Adviser shall also furnish for the use of the Fund office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund; and shall pay the salaries and fees of all officers of the Trust, of all Trustees of the Trust who are “interested persons” of the Trust or of the Adviser and of all personnel of the Trust or the Adviser performing services relating to research, statistical and investment activities. The Adviser is authorized, in its discretion and without prior consultation with the Fund, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Fund. The investment policies and all other actions of the Fund are and shall at all times be subject to the control and direction of the Trust’s Board of Trustees.

(b)

Management Services. The Adviser shall perform (or arrange for the performance by its affiliates of) the management and administrative services necessary for the operation of the Trust. The Adviser shall, subject to the supervision of the Board of Trustees, perform various services for the Fund, including but not limited to: (i) providing the Fund with office space, equipment and facilities (which may be its own) for maintaining its organization; (ii) on behalf of the Fund, supervising relations with, and monitoring the performance of, custodians, depositories, transfer and pricing agents, accountants, attorneys, underwriters, brokers and dealers, insurers and other persons in any capacity deemed to be necessary or desirable; (iii) preparing all general shareholder communications, including shareholder reports; (iv) conducting shareholder relations; (v) maintaining the Trust’s existence and its records; (vi) during such times as shares are publicly offered, maintaining the registration and qualification of the Fund’s shares under federal and state law; and (vii) investigating the development of and developing and implementing, if appropriate, management and shareholder services designed to enhance the value or convenience of the Fund as an investment vehicle.

The Adviser shall also furnish such reports, evaluations, information or analyses to the Trust as the Trust’s Board of Trustees may request from time to time or as the Adviser may deem to be desirable. The Adviser shall make recommendations to the Trust’s Board of Trustees with respect to the Trust’s policies, and shall carry out such policies as are adopted by the Trustees. The Adviser shall, subject to review by the Board of Trustees, furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Contract.

(c)

The Adviser shall place all orders for the purchase and sale of portfolio securities for the Fund’s account with brokers or dealers selected by the Adviser, which may include brokers or dealers affiliated with the Adviser. The Adviser shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Fund and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Fund and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Trustees of the Trust shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

The Adviser shall, in acting hereunder, be an independent contractor. The Adviser shall not be an agent of the Fund.

2.

It is understood that the Trustees, officers and shareholders of the Trust are or may be or become interested in the Adviser as directors, officers or otherwise and that directors, officers and stockholders of the Adviser are or may be or become similarly interested in the Trust, and that the Adviser may be or become interested in the Trust as a shareholder or otherwise.

3.

It is understood that the Fund will pay all its expenses, which expenses payable by the Fund shall include, without limitation, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of the Trust’s Trustees other than those who are “interested persons” of the Trust or the Adviser; (iv) legal and audit expenses; (v) custodian and registrar fees and expenses; (vi) fees and expenses related to the registration and qualification of the Trust and the Fund’s shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing notices and proxy material to shareholders of the Fund; (viii) all other expenses incidental to holding meetings of the Fund’s shareholders, including proxy solicitations therefor; (ix) its proportionate share of insurance premiums; (x) its proportionate share of association membership dues; and (xi) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify the Trust’s Trustees and officers with respect thereto.

4.

The services of the Adviser to the Fund are not to be deemed exclusive, the Adviser being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Contract, interfere, in a material manner, with the Adviser’s ability to meet all of its obligations with respect to rendering services to the Fund hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other investment instrument.

II. TRANSFER AGENCY SERVICES

FIIOC and the Trust hereby agree as follows:

1.

Defined Terms. The following terms shall have the meanings indicated below for purposes of Section II of this Contract:

A.

An “Account” shall mean each and every account or sub-account of the Fund shareholder of record serviced by the Transfer Agent or by an affiliate of the Transfer Agent.

B.

“Delegated Anti-Money Laundering Duties” shall mean the written anti-money laundering duties that, where applicable, the Trust has delegated to the Transfer Agent to satisfy applicable regulatory requirements relating to anti-money laundering.

C.

“Delegated Identity Theft Prevention Duties” shall mean the written identity theft prevention duties that the Trust has delegated to the Transfer Agent to satisfy applicable regulatory requirements relating to identity theft prevention.

2.

Appointments. The Trust hereby appoints and employs FIIOC as agent to provide the services described in Section II of this Contract for the Trust, on behalf of the Fund. FIIOC shall perform the obligations and the services set forth herein in accordance with the terms and conditions hereof.

3.

Services to be Performed. FIIOC shall be responsible for performing as agent, as of the date of this Contract, the services described as follows:

A.

FIIOC shall administer and/or perform transfer agent functions for the Fund. It shall:

(1)

receive for acceptance orders for the purchase of Fund shares, and promptly deliver payments received by it and appropriate documentation therefor to the Fund's custodian;

(2)

pursuant to purchase orders, issue the appropriate number of Fund shares and properly register such shares to the appropriate shareholder account;

(3)

receive for acceptance, redemption requests and redemption instructions (including redemptions by check transmitted to FIIOC by any duly appointed check processing agent) and process payments for redemption to shareholders in accordance with the terms, conditions and rules governing each shareholder's account as set forth in the Fund's Prospectus and each shareholder's account application;

(4)

effect transfers of shares by the registered owners thereof upon receipt of appropriate instructions; and

(5)

prepare and mail to the Fund's shareholders such confirmations and statements of account as may be required under applicable law and as may be reasonably requested by the Fund.

B.

FIIOC shall act as service agent of the Fund in connection with dividend and capital gains distributions by the Fund. It shall:

(1)

for the Fund shareholder who has elected to receive dividends and/or distributions in cash, send payments to such shareholder in accordance with the shareholder's election; and

(2)

for the Fund shareholder who has elected to receive dividends and/or distributions in shares of the Fund or in shares of another mutual fund for which FIIOC serves as transfer agent, credit such shareholder's account(s) for the proper number of shares.

C.

In addition to the foregoing services, FIIOC shall, with respect to the Fund:

(1)

perform all the customary administrative services related to its transfer agent and dividend and distribution disbursing agent functions, including but not limited to:

(a)

maintaining all shareholder accounts.

(b)

preparing shareholder meeting lists, and supervising, but not paying for, various agents and contractors employed to mail proxy materials and receive and tabulate proxies;

(c)

typesetting, printing and mailing shareholder reports and prospectuses to current Fund shareholders;

(d)

withholding taxes (including withholding for foreign taxes) for shareholders for whom withholdings are required by federal or state regulation and filing all required reports with respect thereto; and

(e)

preparing, distributing and filing all requisite shareholder tax statements on appropriate forms and responding to inquiries with respect thereto.

(2)

furnish the Fund with all necessary reports of Fund shares sold in each state in order to permit compliance with the state securities laws; and

(3)

as required, respond to shareholder inquiries relating to the status of their accounts, Fund performance, distributions, and share price, and furnish shareholders with copies of account histories and make adjustments to shareholder accounts to correct account files.

D.

In addition to the foregoing services, the Trust on behalf of the Fund, designates and appoints FIIOC as its agent for the purpose of establishing and supervising the operation of bank accounts for the benefit of the Trust and its Fund, and for the purpose of processing the receipt of funds for share purchases and the payment of dividends, distributions and redemption proceeds. FIIOC, or its agents, may establish and maintain such accounts with banks approved and designated by the Trust, on behalf of its Fund and, where applicable, may invest balances in such accounts in overnight repurchase agreements or money market funds. It is hereby agreed that in respect of the establishing and supervising of the operation of any such bank account (i) such accounts are for the benefit of the Trust and its Fund, (ii) that FIIOC acts as agent for the benefit of the Trust and its Fund and not as a bailee and (iii) no bailment is hereby created or intended to be created between any Trust or Fund and FIIOC. Where applicable, the Trust hereby acknowledges and agrees that, as principal, any risks associated with, and any losses sustained in connection with, unsecured and uninsured deposits in the accounts shall be borne by the Trust on behalf of the Fund. Notwithstanding any other provision of this Contract, FIIOC and the Trust, on behalf of the Fund, agree that any expenses associated with the charges of any bank for establishing and operating such accounts shall be borne by the Adviser, and not by FIIOC or its agents.

E.

In addition to the foregoing services, FIIOC shall, with respect to separate accounts investing in Investor Class shares of a VIP fund, be paid for services to separate account shareholders purchasing qualifying insurance contracts through FILI.

Operating procedures and standards to be followed for each function may be established from time to time by agreement between the Trust and FIIOC.

4.

Shareholders’ Fees. The Transfer Agent shall be entitled to charge the Fund’s shareholders directly, and may redeem shares of the Fund held in a shareholder’s Account to satisfy such charges, in accordance with the following provisions:

A.

Exchange Fees – The Transfer Agent may from time to time receive, through payment by shareholders of the Fund, all or a portion of the exchange fee in an amount and under circumstances authorized by the Trustees of the Trust.

B.

Wire Fees – The Transfer Agent may receive any fees then in effect as disclosed in the Fund’s Prospectus or which may be approved by the Trustees of the Trusts for executing a wire transfer of the proceeds of any wire redemption order placed by a shareholder.

C.

Dishonored Checks – The Transfer Agent may receive any fees reasonably related to the cost incurred by the Transfer Agent when a shareholder purchases shares by check and the purchase is subsequently canceled because the check was dishonored by the shareholder’s bank.

D.

Account Histories – The Transfer Agent may receive any fees reasonably related to the cost incurred by the Transfer Agent to prepare, at the request of a shareholder, an account history or provide other research information for any year(s) prior to the calendar year in which the request is made by the shareholder.

E.

Account Close–Out Fees – The Transfer Agent may receive any fees reasonably related to the cost incurred by the Transfer Agent to close out a shareholder’s Account in an all-inclusive fee fund or any retirement corporate record kept account or any retirement tax–exempt record kept account serviced by the division or divisions of the transfer agent or any sub-transfer agents that service Accounts within employer-sponsored retirement plans, including not limited to, 401(k) and 403(b) plans, or in any prototype or similar retirement account which is part of a retirement account program sponsored by Fidelity Investments.

F.

Check-writing Charge – The Transfer Agent may receive any fees reasonably related to the cost incurred by the Transfer Agent to administer and collect the check-writing charge applicable to a shareholder’s Account in an all-inclusive fee fund. The Transfer Agent may also receive any fees reasonably related to the cost to the Transfer Agent of completing stop payment orders with respect to checks written on a shareholder’s Account in an all-inclusive fee fund.

G.

Miscellaneous Supplemental Fees – The Transfer Agent may receive any fees imposed by the Transfer Agent or any affiliate of the Transfer Agent for providing supplemental services to a shareholder pursuant to separate arrangements with the customer, including but not limited to fees for personal advisory services, fees for providing check redemption services, for maintaining and providing services to an individual retirement custodian account, a Keogh custodian account, a Prototype Profit Sharing or Money Purchase Pension Plan account or for other similar supplemental services.

5.

Costs and Expenses: Allocation of Costs.

A.

The Transfer Agent will be responsible for all expenses, costs and other charges arising out of the performance of its obligations pursuant to this Contract, including the fees and disbursements of any third party retained to perform any of the services to the Fund on behalf of the Transfer Agent; all paper, typesetting, printing, stationery, envelopes, postage, labeling costs, mail sorting and other similar costs of preparing and mailing any dividend or redemption payment, all shareholder reports (including the cost of printing and mailing prospectuses sent to current shareholders, including the beneficial owners of Accounts), tax statements, confirmations, notices and statements of account; all telephone and computer equipment and usage charges; all personnel expenses, heat, light, rent, utilities, equipment purchases or rentals; all insurance premiums associated with FIIOC’s provision of services under this Contract, unless the Trustees of the Fund shall have specifically authorized an allocation of all or a portion of the premium to the Fund; all costs associated with the provision of check redemption services (including, the costs of printing and mailing of checks and checkbooks to shareholders, the charges of any vendor retained by the Fund to process checks for payment, and the charges of sending canceled checks to shareholders); and all other necessary expenses associated with the provision of services under the Contract.

B.

Notwithstanding the foregoing, the Fund shall be required to bear all expenses for all Accounts associated with: (i) all fees and expenses of registering shares for sale under the state securities laws (“blue sky charges”); and (ii) the holding of annual or special meetings of Fund shareholders, including: the costs of typesetting, printing, postage and mailing of notices, proxy cards and proxy statements (and, if requested by a shareholder, annual reports sent to those shareholders that have opened accounts subsequent to the last regular mailing date of such reports to shareholders); the fees and other disbursements of any agent hired to mail proxy materials and/or tabulate proxies; all charges incurred by any proxy soliciting agent; the reasonable and customary fees and handling charges of brokers, banks and other intermediaries for forwarding proxy materials; all other customary expenses associated with the holding of shareholder meetings.

C.

The Fund shall not bear expenses for Accounts associated with charges of any bank for establishing and operating accounts for the receipt of funds for share purchases and the payment of dividends, distributions and redemption proceeds (together, “bank charges”). The Transfer Agent shall look exclusively to FMR for payment of bank charges.

D.

Any amounts earned by the bank accounts established pursuant to paragraph 3(D) above on overnight repurchase agreements or money market funds shall be allocated to the Fund on a pro rata basis based on the amount of moneys attributable to the Fund invested in such repurchase agreements or money market funds.

6.

U.S. Sanctions. The Transfer Agent represents and warrants that it has implemented policies, procedures and controls reasonably designed to detect and prevent any transaction involving an Account that is prohibited and to block assets involved in any transaction in, to, or from an Account that must be blocked under U.S. Sanctions. Consistent with the services provided by the Transfer Agent and with respect to the Accounts for which the Transfer Agent maintains the applicable shareholder information, which includes the registration for Accounts opened through NSCC/FundSERV, the Transfer Agent shall provide the services included in its policies and procedures designed to comply with U.S. Sanctions.

7.

Anti-Money Laundering and Identity Theft Prevention Related Duties. Subject to the terms and conditions set forth herein, the Trust hereby delegates to the Transfer Agent the Delegated Anti-Money Laundering Duties and, where applicable, the Delegated Identity Theft Prevention Duties that are set forth in the Trust’s Anti-Money Laundering (“AML”) Program and Identity Theft Prevention Program (“IDTPP”) as described below. The Transfer Agent agrees to perform the Delegated Anti-Money Laundering Duties and the Delegated Identity Theft Prevention Duties, with respect to ownership of shares in the Fund for which the Transfer Agent maintains the applicable information subject to and in accordance with the terms and conditions of the Contract.

A.

Delegated Anti-Money Laundering Duties. Terms in quotation marks in this Section shall have the meaning such terms are assigned in the Bank Secrecy Act, as amended, and its implementing regulations (collectively, the “BSA”). In general, the term “Delegated Anti-Money Laundering Duties” encompasses the functions necessary to fulfill obligations that are imposed upon the Trust and its Fund by the BSA and that relate to information maintained or transactions processed by the Transfer Agent (collectively, the “BSA Obligations”). Notwithstanding anything to the contrary herein or elsewhere, the Delegated Anti-Money Laundering Duties shall not include any anti-money laundering function related to an obligation of the Trust that is performed by any entity that is neither directly nor indirectly owned by FMR LLC (an “Unaffiliated Intermediary”) pursuant to a provision of a Selling Dealer Agreement, Bank Agency Agreement, or any other agreement between Fidelity Distributors Company LLC or any other entity directly or indirectly owned by FMR LLC and the Unaffiliated Intermediary.

The Trust has appointed FIIOC to implement its written AML Program, which is reasonably designed to comply with BSA. The AML Program includes the Delegated Anti-Money Laundering Duties and reflects the Fund’s practices for detecting, preventing and reporting money laundering, terrorist financing, and certain other criminal activity. The Fund shall exercise oversight of FIIOC’s AML activities through the Fund’s Program Officer (as that is defined in the AML Program) or his/her delegates.

B.

Delegated Identity Theft Prevention Duties. Terms in quotation marks in this Section shall have the meaning such terms are assigned in the Identity Theft Red Flag Rules under 16 CFR §681.2 issued by the Federal Trade Commission in November 2007, and replaced by 17 CFR Part 248 issued by the Securities and Exchange Commission on April 10, 2013 (in each case pursuant to the Fair and Accurate Credit Transactions Act of 2003 (the “FACT Act”)), as may be amended from time to time, and the implementing regulations (collectively, the “Rules”).

In general, the term “Delegated Identity Theft Prevention Duties” encompasses the functions necessary to fulfill obligations that are imposed upon the Trust and the Fund by the Rules and that relate to information maintained or transactions processed by the Transfer Agent (collectively, the “Identity Theft Prevention Obligations”). Notwithstanding anything to the contrary herein or elsewhere, the Delegated Identity Theft Prevention Duties shall not include any identity theft prevention function related to an obligation of the Trust that is performed by any entity that is neither directly nor indirectly owned by FMR LLC (an “Unaffiliated Intermediary”) pursuant to a provision of a Selling Dealer Agreement, Bank Agency Agreement, or any other agreement between Fidelity Distributors Company LLC or any other entity directly or indirectly owned by FMR LLC and the Unaffiliated Intermediary.

Where applicable, the Trust has appointed FIIOC to implement its written IDTPP, which is reasonably designed to comply with the Rules. The IDTPP includes the Delegated Identity Theft Prevention Duties and reflects the Fund’s practices for detecting, preventing and mitigating identity theft for covered accounts. Where applicable the Fund shall exercise appropriate oversight of FIIOC’s IDTPP activities through the Fund’s Program Officer (as that is defined in the IDTPP) or his/her delegates.

III. PRICING AND BOOKKEEPING SERVICES

FSC and the Trust hereby agree as follows:

1.

Appointments. The Trust hereby appoints and employs FSC as agent to provide the services described in Section III of this Contract for the Trust, on behalf of the Fund. FSC shall perform the obligations and the services set forth herein in accordance with the terms and conditions hereto.

2.

Services to be Performed.

A.

FSC shall be responsible for performing as agent, as of the date of this Contract, the pricing and bookkeeping services described as follows:

(1)

Maintain and preserve all accounts, books, financial records and other financial documents as are required of the Fund including maintenance of the general ledger, transfer agent cash and share reconciliations, recording and verification of daily income, expense accruals and capital gains and losses with respect to the Fund.

(2)

Accounting relating to the Fund and transactions of the Fund for securities and investments including but not limited to common stock, corporate bonds, municipal bonds, futures, options, swaps and other derivatives, securities lending and repurchase agreements. Provide trade settlement support, including failed trade resolution, mortgage block allocation, and cash and security reconciliation.

(3)

Receive for acceptance orders, including in-kind purchase orders effected by transfers of securities and other assets as determined by the Adviser, for the purchase of Fund shares and promptly deliver payments received by it and appropriate documentation therefor to the Fund's custodian.

(4)

Calculation of the valuation of assets transferred by each shareholder in connection with issuance of shares of the Fund in accordance with the then-current FMR Procedures Governing Rule 17a-7 Transactions and Central Investment Portfolios Procedures for Purchase-in-Kind by Fidelity Funds (if applicable).

(5)

Assist in the preparation of registration statements, financial statements, proxy statements and other statements or filings as may reasonably be requested.

(6)

Monitor cash positions, research variances, and provide projected cash balances. Monitor and process income and reconcile with custodian.

(7)

Monitor collateral in connection with securities lending and repurchase agreements.

(8)

Monitor compliance with advisor-imposed securities lending limitations.

(9)

Monitor and issue recalls of securities loans.

(10)

Maintenance of security reference data used by Fund Accounting.

(11)

Daily pricing of the Fund’s investments, including collecting quotations from pricing services; collecting and verification of foreign security prices; researching discrepancies, and using fair value pricing when required by the Fund’s policies.

(12)

The determination of net asset value per share of the outstanding shares of the Fund and the offering price, if any, at which shares are to be sold, at the times and in the manner described in the declaration of trust or other organizational document, as amended, and the Prospectus of the Fund.

(13)

Calculate the yield, expense ratio, turnover rate, and other such financial and portfolio information as may be requested by the Fund. Determine portfolio distributions, if any, and the tax characterization of such distributions.

(14)

The timely communication of information determined in 12 and 13 above, to the person or persons designated by the Trust.

(15)

Maintenance of security reference data used by the group(s) responsible for fund accounting.

(16)

In conjunction with the Fund's custodian, receiving information and keeping records about all domestic and foreign corporate actions, including, but not limited to, cash and stock distributions or dividends, stock splits and reverse stock splits, taken by companies whose securities are held by the Fund and transactions involving foreign currencies.

IV. PROVISIONS APPLICABLE TO FIIOC AND FSC

1.

Application. The provisions of this Section IV apply to each of FIIOC and FSC separately and not jointly.

2.

Documents. The Trust has furnished FIIOC and FSC copies of the Trust's Declaration of Trust or other organizational document, bylaws (if any), management contracts, custodian contracts, Prospectus, any other governing documents, and all forms relating to any plan, program or service offered by the Trust. The Trust shall furnish promptly to FIIOC and FSC a copy of any amendment or supplement to the above–mentioned documents. The Trust shall furnish to FIIOC and FSC any additional documents requested by it as necessary for it to perform the services required hereunder.

3.

Record Keeping and Other Information. FIIOC and FSC shall create and maintain all records required by all applicable laws, rules and regulations relating to the services to be performed herein, including but not limited to, all applicable records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time. All records shall be the property of the Trust and shall be available for inspection and use by the Trust at all times. Where applicable, such records shall be maintained by FIIOC and FSC for the periods and in the places required by Rule 31a-2 under the 1940 Act, with respect to FIIOC, and by rules under the 1940 Act, with respect to FSC.

4.

Audits, Inspections, Visits and Other Duties. FIIOC and FSC shall make available during regular business hours all records and other data created and maintained pursuant to this Contract for reasonable audit and inspection by the Trust, any agent or person designated by the Trust, or any regulatory agency having authority over the Trust. Upon reasonable notice by the Trust, FIIOC and FSC shall make available during regular business hours its facilities and premises employed in connection with its performance of this Contract for reasonable visits by the Trust, any agent or person designated by the Trust, or any regulatory agency having authority over the Trust.

FSC shall also inform any agent or person designated by the Trust of the existence and results of any audit, inspection or visit by any regulatory agency having authority over the Trust. FSC shall help facilitate periodic reviews by the Fund’s independent auditors (e.g., SOC 1 reports).

FSC shall also maintain a continuing awareness of significant emerging regulatory and legislative developments that may affect the Fund and adopt additional procedures for compliance with regulations if necessary. FSC shall consult with independent accountants, legal counsel, officers of the Fund, and the Fund Treasurer’s Office in establishing such policies.

5.

Appointment of Agents. FIIOC and FSC, at their expense, may at any time or times in its discretion appoint (and may at any time remove) one or more other parties as agent to perform any or all of the services specified hereunder and carry out such provisions of Sections II and III of this Contract as FIIOC and FSC, respectively, may from time to time direct; provided, however, that the appointment of any such agent shall not relieve FIIOC and FSC of any of its responsibilities or liabilities hereunder.

6.

Use of FIIOC’s and FSC's Name. The Trust shall not use the name of FIIOC and FSC in any Prospectus, sales literature or other material relating to the Trust or any Fund of the Trust in a manner not consented to by FIIOC and FSC prior to use; provided, however, that FIIOC and FSC shall approve all uses of its name which merely refer in accurate terms to its appointments, duties or fees hereunder or which are required by the Securities and Exchange Commission ("SEC" or “Commission”) or a state securities commission; and further, provided that in no event shall such approval be unreasonably withheld.

7.

Use of Trust's Name. FIIOC and FSC shall not use the name of any Trust or Fund or material relating to any Trust or Fund on any forms (including any checks, bank drafts or bank statements) for other than internal use in a manner not consented to by the Trust prior to use, provided, however, that the Trust shall approve all uses of its name or the name of any Fund of the Trust which merely refer in accurate terms to the appointment of FIIOC and FSC hereunder or which are required by the SEC or a state securities commission; and further, provided that in no event shall such approval be unreasonably withheld.

8.

Security. Each of FIIOC and FSC represents and warrants that, to the best of its knowledge, the various procedures and systems which it has implemented with regard to the safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty–four hours a day restricted access) of the Trust's blank checks, certificates, records and other data and FIIOC’s and FSC's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate, and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. FIIOC and FSC shall review such systems and procedures on a periodic basis and the Trust shall have access to review these systems and procedures.

9.

Insurance. FIIOC and FSC shall maintain insurance of the types and in the amounts deemed by it to be appropriate and shall notify the Trust should any of its insurance coverage be changed for any reason. Such notification shall include the date of change and the reason or reasons therefor. FIIOC and FSC shall notify the Trust of any material claims against FIIOC or FSC, as applicable, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by FIIOC or FSC under its insurance coverage. To the extent that policies of insurance may provide for coverage of claims for liability or indemnity by FIIOC, FSC or the Trust, on behalf of the Fund, the contracts of insurance shall take precedence, and no provision of this Contract shall be construed to relieve an insurer of any obligation to pay claims to the Trust, FIIOC, FSC or other insured party which would otherwise be a covered claim in the absence of any provision of this Contract.

10.

Indemnification.

A.

Subject to the provisions of paragraph 5 of Section V hereof, the Trust shall indemnify and hold FIIOC and FSC harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from:

(1)

any claim, demand, action or suit brought by any person other than the Trust, including by a shareholder, which names FIIOC or FSC, as applicable, and/or the Trust as a party and is not based on and does not result from FIIOC’s or FSC's, as applicable, willful misfeasance, bad faith or negligence or reckless disregard of its duties, and arises out of or in connection with FIIOC’s or FSC's performance hereunder; or

(2)

any claim, demand, action or suit (except to the extent contributed to by FIIOC’s or FSC's, as applicable, willful misfeasance, bad faith or negligence or reckless disregard of its duties) which results from the negligence of the Trust, or from FIIOC’s or FSC's acting upon any instruction(s) reasonably believed by it to have been executed or communicated by any person duly authorized by the Trust, or as a result of FIIOC’s or FSC's acting in reliance upon advice reasonably believed by FSC to have been given by counsel for the Trust, or as a result of FIIOC’s or FSC's acting in reliance upon any instrument or stock certificate reasonably believed by it to have been genuine and signed, countersigned or executed by the proper person.

B.

FIIOC and FSC shall indemnify and hold the Trust harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit brought by any person other than FIIOC and FSC, respectively, which names the Trust and/or FIIOC or FSC, as applicable, as a party and is based upon and arises out of FIIOC’s or FSC's, as applicable, willful misfeasance, bad faith or negligence or reckless disregard of its duties in connection with its performance hereunder.

In the event that FIIOC, FSC or the Trust, on behalf of the Fund, requests the other to indemnify or hold it harmless hereunder, the party requesting indemnification (the “Indemnified Party”) shall inform the other party (the "Indemnifying Party") of the relevant facts known to the Indemnified Party concerning the matter in question. The Indemnified Party shall use reasonable care to identify and promptly to notify the Indemnifying Party concerning any matter which presents, or appears likely to present, a claim for indemnification. The Indemnifying Party shall have the election of defending the Indemnified Party against any claim which may be the subject of indemnification or of holding the Indemnified Party harmless hereunder. In the event the Indemnifying Party so elects, it will so notify the Indemnified Party and thereupon the Indemnifying Party shall take over defense of the claim and, if so requested by the Indemnifying Party, the Indemnified Party shall incur no further legal or other expenses related thereto for which it shall be entitled to indemnity or to being held harmless hereunder; provided, however, that nothing herein shall prevent the Indemnified Party from retaining counsel at its own expense to defend any claim. Except with the Indemnifying Party's prior written consent, the Indemnified Party shall in no event confess any claim or make any compromise in any matter in which the Indemnifying Party will be asked to indemnify or hold the Indemnified Party harmless hereunder.

11.

Acts of God, etc. FIIOC and FSC shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication equipment of common carriers or power supply. In the event of equipment breakdowns beyond its control, FIIOC and FSC, as applicable, shall, at no additional expense to any Trust, take reasonable steps to minimize service interruptions and mitigate their effects but shall have no liability with respect thereto. FIIOC and FSC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment.

12.

Amendments to Obligations. The Trust shall regularly consult with each of FIIOC and FSC regarding their respective performance of their obligations. In connection therewith, the Trust shall submit to each of FIIOC or FSC, as applicable, at a reasonable time in advance of filing with the SEC copies of any amended or supplemented registration statements (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act, a reasonable time in advance of their proposed use, copies of any amended or supplemented forms relating to any plan, program or service offered by the Trust. Any change in such material which would require any change in the obligations of FIIOC or FSC, as applicable, hereunder shall be subject to approval by FIIOC or FSC, as applicable, which shall not be unreasonably withheld.

13.

Successor. In the event that the Trust designates a successor to any of the obligations of FIIOC or FSC, as applicable, hereunder, FIIOC or FSC, as applicable, shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by FIIOC or FSC, as applicable, hereunder (including in the case of FIIOC, a certified list of the shareholders of the Fund of the Trust with name, address, and, if provided, taxpayer identification or Social Security number, and a complete record of the account of each shareholder). To the extent that FIIOC or FSC, as applicable, incurs expenses related to a transfer of responsibilities to a successor, FIIOC or FSC, as applicable, shall be entitled to be reimbursed for such expenses, including any out-of-pocket expenses reasonably incurred by FIIOC or FSC, as applicable, in connection with the transfer.

V. PROVISIONS APPLICABLE TO FMR, FIIOC AND FSC

1.

Compensation. For the services and facilities to be furnished hereunder, the Adviser shall receive a monthly management fee, payable monthly by each class of the Fund as soon as practicable after the last day of each month. The Management Fee for a class will be computed as follows:

(a)

Management Fee Rate Calculation: The annual Management Fee Rate for a class shall be calculated to the nearest millionth decimal place as follows:

(i)

Mandate Rate. The Mandate Rate shall be based upon the monthly average of the net assets of the funds in the Bond asset class, as indicated on Master Schedule A to Management Contracts, as may be updated from time to time, which is hereby incorporated by reference into this Contract, (computed in the manner set forth in the Trust’s Declaration of Trust or other organizational document) determined as of the close of business on each business day throughout the month. The Mandate Rate may vary by class. The Mandate Rate shall be determined on a cumulative basis pursuant to the schedule set forth in Schedule 1 of this Contract.

(ii)

Discount Percentage. The Discount Percentage shall be based upon the monthly average of the net assets of all of the funds on Master Schedule A to Management Contracts (“Group Assets”), as may be updated from time to time, and the monthly average of the net assets of the Fund (computed in the manner set forth in the Trust’s Declaration of Trust or other organizational document) determined as of the close of business on each business day throughout the month. After determination of the average Group Assets tier bound level in Master Schedule B to Management Contracts, as may be updated from time to time, which is hereby incorporated by reference into this Contract, the Discount Percentage shall be determined on a cumulative basis pursuant to the schedule set forth in Master Schedule B to Management Contracts.

(iii)

Discount Rate. A class’s Discount Rate shall be the class’s Mandate Rate multiplied by the Discount Percentage.

(iv)

Management Fee Rate. The annual Management Fee Rate for a class shall be the lesser of (1) the class’s Mandate Rate reduced by the class’s Discount Rate or (2) the Maximum Management Fee Rate set forth in Schedule 2 of this Contract, if applicable.

(b)

Management Fee. One–twelfth of the annual Management Fee Rate for a class shall be applied to the average of the net assets of the class of the Fund (computed in the manner set forth in the Trust’s Declaration of Trust or other organizational document) determined as of the close of business on each business day throughout the month. The resulting dollar amount comprises the monthly Management Fee for the class.

(c)

In case of termination of this Contract during any month, the fee for that month shall be reduced proportionately on the basis of the number of business days during which it is in effect, and the fee computed upon the average net assets for the business days it is so in effect for that month.

2.

Term. (a) Subject to prior termination as provided in sub-paragraph (d) of this paragraph 2, this Contract shall continue in force until September 30, 2024 and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund.

(b)

This Contract may be modified by mutual consent subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Commission or any rules or regulations adopted by, or interpretative releases or no-action letters of, the Commission or its staff.

(c)

In addition to the requirements of sub-paragraphs (a) and (b) of this paragraph 2, the terms of any continuance or modification of this Contract must have been approved by the vote of a majority of those Trustees of the Trust who are not parties to the Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval (to the extent required by the 1940 Act).

(d)

The Trust may at any time on sixty (60) days’ prior written notice to another party, terminate this Contract with respect to the services provided by that party without payment of any penalty, by action of its Trustees or with respect to the Fund by vote of a majority of the outstanding voting securities of the Fund. FMR may at any time on sixty (60) days’ prior written notice to the Trust, terminate this Contract with respect to the services provided by FMR without payment of any penalty. Each of FIIOC and FSC may at any time on six months’ prior written notice to the Trust, terminate this Contract with respect to its services provided hereunder. This Contract shall terminate automatically in the event of its assignment. Termination of this Contract with respect to services provided by a party shall not terminate this Contract with respect to services provided by the other parties.

3.

Schedules to the Contract. Any schedule to this Contract may be amended or additional schedules may be included, as deemed necessary from time to time by agreement between the parties to this Contract. Each schedule and any amendments thereto shall be dated and signed by the parties to this Contract.

4.

Confidentiality. The parties hereto agree that each shall treat confidentially all information provided by each party to the Contract to the other regarding its business and operations. All confidential information provided by parties to the Contract shall be used by the other parties to the Contract solely for the purpose of rendering services pursuant to this Contract and, except as may be required in carrying out this Contract, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Contract, or that is required to be disclosed by any examiner of FMR, FIIOC or FSC, any auditor of the parties to the Contract, by judicial or administrative process or otherwise by applicable law or regulation.

5.

Liability. FMR, FIIOC and FSC are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust’s Declaration of Trust or other organizational document and agrees that the obligations assumed by the Trust pursuant to this Contract shall be limited in all cases to the Fund and its assets, and FMR, FIIOC and FSC shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund or any other Funds of the Trust. In addition, FMR, FIIOC and FSC shall not seek satisfaction of any such obligations from the Trustees or any individual Trustee. The Adviser understands that the rights and obligations of any Fund under the Declaration of Trust or other organizational document are separate and distinct from those of any and all other Funds. Notice is hereby given that this agreement is not executed on behalf of the Trustees of the Trust as individuals, and the obligations of this Contract are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the Trust’s Fund.

6.

This Contract shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

The terms “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act, as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the Commission or its staff.

IN WITNESS WHEREOF the parties have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\ |||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	VARIABLE INSURANCE PRODUCTS FUND V
on behalf of Investment Grade Bond II Portfolio

	By	/s/Laura M. Del Prato
Laura M. Del Prato
President and Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC, with respect to the provisions set forth in Sections I and V

	By	/s/Christopher J. Rimmer
Christopher J. Rimmer
Treasurer

FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY LLC, with respect to the provisions set forth in Sections II, IV and V

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	By	/s/Brian Field
Brian Field
Vice President

FIDELITY SERVICE COMPANY, INC., with respect to the provisions set forth in Sections III, IV and V

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	By	/s/John J. Burke
John J. Burke
President

Schedule 1

Mandate Rate. The Mandate Rate for each class of the Fund shall be calculated pursuant to the table below.

Average Bond Asset Class Assets (Billions)	Mandate Rate (basis points)
	Initial Class Annualized Rate	Investor Class Annualized Rate
First $100B	43	46
Next $100B	39	42
Next $100B	37	40
Over $300B	35	38

Schedule 2

Maximum Management Fee Rate. The Maximum Management Fee Rate for each class of the Fund is set forth in the table below, if applicable.

Initial Class Annualized Rate (basis points)	Investor Class Annualized Rate (basis points)
38	41